     As filed with the Securities and Exchange Commission on March 31, 1997

                                                 Registration No. 333-_________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             --------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                             --------------------

                            COOPER INDUSTRIES, INC.
             (Exact name of Registrant as Specified in Its Charter)

                          Ohio                                                31-4156620
            (State or Other Jurisdiction of                                (I.R.S. Employer
             Incorporation or Organization)                              Identification No.)

                 600 Travis, Suite 5800                                  Diane K. Schumacher
                  Houston, Texas 77002                          Senior Vice President, General Counsel
                     (713) 209-8400                                         and Secretary
 (Address, Including Zip Code, and Telephone Number,                   Cooper Industries, Inc.
 Including Area Code, of Registrant's Principal                         600 Travis, Suite 5800
                 Executive Officers)                                     Houston, Texas 77002
                                                                            (713) 209-8400
                                                         (Name, Address, Including Zip Code, and Telephone
                                                         Number, Including Area Code, of Agent For Service)

                             --------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [x]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

                             --------------------

                        CALCULATION OF REGISTRATION FEE

                                                             Proposed            Proposed
                                                             Maximum              Maximum
                                           Amount            Offering            Aggregate         Amount of
    Title of Each Class of                 to be              Price              Offering         Registration
 Securities to be Registered             Registered         Per Unit*             Price*              Fee
 ---------------------------             ----------         ---------            --------         ------------
Common Stock, $5.00 par
  value............................     300,000 shs.         $44.69             $13,407,000          $4,063

* Estimated solely for the purpose of calculating the registration fee and based, in accordance with Rule 457(c), upon the average of the high and low prices of such shares in composite transactions on March 25, 1997.

                                   PROSPECTUS

                            COOPER INDUSTRIES, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Cooper Industries, Inc. ("Cooper") provides certain holders of record of shares of Cooper common stock, par value $5.00 ("Common Stock") with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge.

         A Participant in the Plan may obtain additional shares of Common Stock by:

         - reinvesting dividends on all shares registered in the name of the Participant;

         - reinvesting dividends on part of the shares registered in the name of the Participant (while continuing to receive cash dividends on his or her remaining shares); or

         - making optional cash payments of not less than $25 in any month up to a maximum of $24,000 in any calendar year, whether or not dividends on shares registered in the name of the Participant are being reinvested.

         Shares of Common Stock offered under the Plan may be purchased from Cooper, as newly issued shares or treasury shares, or in the open market. The purchase price of newly issued or treasury shares of Common Stock purchased under the Plan will be the average of the high and low sales prices of the Common Stock as reported in the New York Stock Exchange Composite Transactions on the relevant Investment Date (as hereinafter defined). The purchase price of shares purchased on the open market under the Plan will be the average purchase price of the Common Stock purchased for the Plan in respect of the related Investment Date. The Company will pay all costs of administration of the Plan and purchases of the shares. Any brokerage commissions or service charges in connection with a sale of all or part of the shares held for a Participant under the Plan will be charged to such Participant.

         This Prospectus relates to 300,000 shares of Common Stock registered for sale under the Plan. The Common Stock is listed on the New York and Pacific Stock Exchanges.

         Participants should retain this Prospectus for future reference.

                             --------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                 The date of this Prospectus is March 31, 1997

                             AVAILABLE INFORMATION

         Cooper is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Cooper with the Commission can be inspected and copied at the Commission's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at the public reference facilities at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

         The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. Reports, proxy statements and other information concerning Cooper may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued under this Prospectus. This Prospectus omits certain of the information contained in the Registration Statement and exhibits and schedules thereto in accordance with the rules and regulations of the Commission. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents have been filed with the Commission by Cooper pursuant to the Exchange Act and are incorporated in this Prospectus by reference: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) Current Report on Form 8-K dated January 27, 1997; and (iii) the description of the Cooper Common Stock set forth in the Registration Statement on Form 8-A filed December 23, 1974.

         All documents filed by Cooper pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering made hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         Cooper will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to the principal executive offices of Cooper Industries, Inc., 600 Travis, Suite 5800, Houston, Texas 77002, Attention: Corporate Secretary, telephone number (713) 209-8400.

                                  THE COMPANY

         Cooper, which was incorporated in Ohio in 1919, is a diversified, worldwide manufacturing company doing business in three primary business segments: Electrical Products, Automotive Products and Tools & Hardware. Cooper has over 130 manufacturing facilities in 20 countries and employs approximately 42,000 people.

ELECTRICAL PRODUCTS

         The Electrical Products segment manufactures, markets and sells electrical and circuit protection products, including fittings, enclosures, plugs, receptacles, lighting fixtures and fuses, for use in residential, commercial and industrial construction, maintenance and repair applications. The segment also manufactures, markets and sells products for use by utilities and in industry for electrical power transmission and distribution, including distribution switchgear, transformers, transformer terminations and accessories, capacitors, voltage regulators, surge arrestors, pole-line hardware and other related power systems components.

AUTOMOTIVE PRODUCTS

         The Automotive Products segment manufactures, markets and sells automotive and heavy-duty brakes, automotive lights, wire and cable, spark plugs, glow plugs, windshield wipers, steering, suspension, driveline and temperature control products and other products for the automotive aftermarket; brake products, lights, spark plugs, glow plugs, ignition coils and windshield wipers for original equipment manufacturers; and aviation ignition components.

TOOLS & HARDWARE

         The Tools & Hardware segment manufactures, markets and sells hand tools and chain and clamp products for industrial, construction and consumer markets; air-powered and electric tools for general industry, primarily automotive and aerospace manufacturers; and drapery hardware and custom window coverings for residential and commercial window treatments markets.

         As used herein, the term "Cooper" refers to Cooper Industries, Inc. and its subsidiaries, unless the context otherwise indicates. For additional information with respect to Cooper, see the documents specified under "Documents Incorporated by Reference."

                                    THE PLAN

         The Plan was authorized by Cooper's Board of Directors on November 6, 1990. A summary of the Plan follows:

PURPOSE

         1.  WHAT IS THE PURPOSE OF THE PLAN?

         The Plan provides eligible holders of record of Common Stock with a simple and convenient way to invest cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission, service or other charge. To the extent such shares are purchased from Cooper, Cooper will receive additional funds for general corporate purposes.

ELIGIBILITY

         2.  a.  WHO IS ELIGIBLE TO PARTICIPATE?

         All holders of record of Common Stock ("Participants") are eligible to participate in the Plan. Participants may: (a) have cash dividends on all shares registered in the name of such Participant automatically reinvested, or
(b) have cash dividends on part of such shares automatically reinvested, or (c) whether or not they have elected to have dividends on any such shares automatically reinvested, invest in additional shares of Common Stock by making optional cash purchases of not less than $25 in any month up to a maximum of $24,000 per calendar year per individual account. If the Common Stock is currently registered in a shareholder's own name, the shareholder may participate directly in the Plan. A beneficial owner whose shares are registered in a name other than his or her own (for example, in the name of a broker or bank nominee) must become a shareholder of record by having all or part of such shares transferred into the shareholder's own name in order to participate in the Plan.

             b.  WHAT ARE THE LIMITATIONS ON FOREIGN PARTICIPATION?

         Cooper reserves the right to decline to make the Plan available to any shareholder whose address of record is outside the United States if local laws require Cooper to register the Common Stock or become subject to local filing or securities laws. All foreign participation in the Plan is subject to the laws of the country where the Participant resides. See Nos. 16 (g) and (h) below.

ADMINISTRATION

         3.      WHO ADMINISTERS THE PLAN?

         First Chicago Trust Company of New York (the "Bank"), P. O. Box 2598, Jersey City, New Jersey 07303-2598, administers the Plan, keeps records, sends statements of account to Participants and performs other duties relating to the Plan. The shares of Common Stock purchased under the Plan ("Plan Shares") will be registered in the name of the Bank (or its nominee), as agent for each Participant in the Plan, and will be credited to the accounts of the respective Participants. As record holder of the Plan Shares held in Participants' accounts under the Plan, the Bank will receive dividends on all Plan Shares on the dividend payment date, will credit such dividends to Participants' accounts on the basis of full and fractional shares held in these accounts, and will automatically reinvest such dividends in additional shares of Common Stock.

ADVANTAGES

         4.      WHAT ARE THE ADVANTAGES OF THE PLAN?

         No commission or service charge is paid by a Participant in connection with purchases under the Plan. Full investment of funds is possible under the Plan because fractions of shares, as well as whole shares, will be credited to a Participant's account. Dividends in respect of such fractions, as well as whole shares, will be reinvested in additional shares and such shares will be credited to a Participant's account. A Participant can avoid the need for safekeeping of certificates for shares credited to his or her account under the Plan through the free custodial service described below. Regular statements of account will provide simplified record keeping. Participants may make optional cash payments for additional shares of Common Stock, regardless of whether dividends are being reinvested.

PARTICIPATION

         5.  a.  HOW DOES AN ELIGIBLE SHAREHOLDER PARTICIPATE?

         Any eligible shareholder of Common Stock may join the Plan by completing and signing the Authorization Card and returning it to the Bank.

             b.  WHEN MAY AN ELIGIBLE SHAREHOLDER JOIN THE PLAN?

         An eligible shareholder of Common Stock may join the Plan at any time. Once in the Plan, such shareholder will remain a Participant until such shareholder elects to discontinue participation.


             c.  WHEN WILL REINVESTMENT OF DIVIDENDS BEGIN?

         The Bank will begin reinvesting dividends with record dates that are after the date the Bank receives the Authorization Card.

AUTHORIZATION CARD

         6.      WHAT DOES THE AUTHORIZATION CARD PROVIDE?

         The Authorization Card provides for the purchase of additional shares of Common Stock through the following investment options:

         If "Full Dividend Reinvestment" is elected, the Authorization Card directs the Bank to apply all the cash dividends on all the shares then or subsequently registered in a Participant's name, together with any optional cash payments, toward the purchase of additional Common Stock.

         If "Partial Dividend Reinvestment" is elected, the Bank will apply all the cash dividends on only the number of shares registered in the Participant's name that are specified on the Authorization Card, together with any optional cash payments, toward the purchase of additional Common Stock.

         If "Optional Cash Payments Only" is elected, the Participant will continue to receive cash dividends on shares registered in the Participant's name in the usual manner, and the Bank will apply all optional cash payments received toward the purchase of additional Common Stock.

         The Authorization Card further directs the Bank to reinvest automatically any subsequent dividends on Plan Shares held in the Participant's Plan account. Under the Plan, dividends will be reinvested on a cumulative basis on the shares designated on the Authorization Card and on all Plan Shares held in the Plan account until a Participant specifies otherwise, or withdraws from the Plan altogether, or until the Plan is terminated.

PURCHASES

         7.  a.  WHAT IS THE SOURCE OF COMMON STOCK PURCHASED UNDER THE PLAN?

         At Cooper's discretion, Plan Shares will be: (a) purchased directly from Cooper, in which event such shares will be either authorized but unissued shares or shares held in treasury; (b) purchased by the Bank on the open market; or (c) any combination of the foregoing.

             b.  WHEN WILL SHARES BE PURCHASED UNDER THE PLAN?

         Purchases from Cooper of authorized but unissued shares of Common Stock and shares held in the treasury of Cooper will be made on the relevant Investment Date.

         The Investment Date in any month in which a dividend is paid is the dividend payment date and in any other month will be the first business day of such month. If, however, the Investment Date falls on a date when the New York Stock Exchange is closed, the first day immediately subsequent to such date on which the New York Stock Exchange is open will be the Investment Date.

         Purchases on the open market will begin on the Investment Date and will be completed no later than 30 days from such date except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in over-the-counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery, etc. as the Bank may determine. Neither Cooper nor any Participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

             c. WHAT WILL BE THE PRICE TO THE PARTICIPANT OF SHARES PURCHASED UNDER THE PLAN?

         The price to the Participant of shares purchased on the open market under the Plan will be the average purchase price of Common Stock purchased for the Plan in respect of the related Investment Date.

         In the case of purchases from Cooper of authorized but unissued or treasury shares of Common Stock, the purchase price to the Participant will be the average of the high and low sales prices of the Common Stock as reported in the New York Stock Exchange Composite Transactions on the relevant Investment Date. If no trading in the Common Stock occurs on the New York Stock Exchange on the relevant Investment Date, the purchase price per share will be determined by Cooper on the basis of such market quotations as it deems appropriate.

             d. HOW WILL THE NUMBER OF SHARES PURCHASED FOR A PARTICIPANT BE DETERMINED?

         A Participant's account in the Plan will be credited with that number of shares, including fractions computed to three decimal places, equal to the total amount to be invested by such Participant, after taxes, if any, divided by the purchase price per share.

OPTIONAL CASH PAYMENTS

         8.  a.  HOW DOES THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN WORK?

         All eligible holders of record of the Common Stock who have submitted a signed Authorization Card may make optional cash payments at any time. No optional cash payment shall be in an amount less than $25 per Participant account in any month nor may optional cash payments total more than $24,000 per Participant account in any calendar year. The Bank will apply any optional cash payment received from a Participant before an Investment Date to the purchase of the Common Stock for the account of the Participant on such Investment Date if the Common Stock is purchased from Cooper, and as soon as practical (as explained in No. 7 above) after such Investment Date if the Common Stock is purchased on the open market. No interest will be paid by Cooper or the Bank on cash payments held pending investment. Cash payments received by the Bank after an Investment Date will be held by the Bank until the next Investment Date. It is therefore suggested that any optional cash payment be sent so as to reach the Bank shortly before the relevant Investment Date on which the cash is to be invested.

             b.  HOW MAY OPTIONAL CASH PAYMENTS BE MADE?

         An initial optional cash payment may be made by a Participant when joining the Plan by enclosing a check or money order, payable to "First Chicago ---Cooper Industries, Inc. DRP" with the Authorization Card. Thereafter, optional cash payments may be made by use of a cash payment form that will be attached to each Participant's statement of account.

             c.  IS THERE AN OBLIGATION TO MAKE OPTIONAL CASH PAYMENTS?

         There is no obligation to make an optional cash payment in any month.

             d.  MAY OPTIONAL CASH PAYMENTS BE RETURNED TO A PARTICIPANT?

         Optional cash payments received by the Bank will be returned to a Participant upon written request by such Participant received by the Bank at least two business days prior to the Investment Date.

         COSTS

         9.      WHAT ARE THE COSTS TO A PARTICIPANT IN THE PLAN?

         A Participant will incur no brokerage commissions or service charges for purchases made under the Plan. All costs of administration of the Plan and purchases of the shares will be paid by Cooper. Any service charge or brokerage commissions in connection with a sale by the Bank of all or part of the shares held for a Participant under the Plan will be charged to such Participant. Such service charges and brokerage commissions are currently $10.00 per transaction and $0.012 per share.

REPORTS TO PARTICIPANTS

         10.     WHAT KINDS OF REPORTS WILL BE SENT TO PARTICIPANTS?

         As soon as practical after each purchase of shares on behalf of a Participant, such Participant will receive a statement of account showing the number of shares purchased and the price per share. THESE STATEMENTS ARE A RECORD OF THE COST OF PURCHASE OF SHARES UNDER THE PLAN AND SHOULD BE RETAINED FOR TAX PURPOSES. In addition, each Participant will receive, from time to time, copies of all communications sent to shareholders.

         Each Participant will receive annually Internal Revenue Service information (on Form 1099) for reporting dividend income received.

CERTIFICATES FOR SHARES

         11.  a. WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED?

         Plan Shares will be held in the name of the Bank or its nominee. Certificates will be issued to any Participant upon specific written request. See No. 12 below.

               b. IN WHOSE NAME WILL AN ACCOUNT BE MAINTAINED?

         Each account under the Plan will be maintained in the name in which certificates of the Participant were registered at the time such Participant enrolled in the Plan.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

         12.  a. HOW MAY SHARES BE WITHDRAWN FROM THE PLAN?

         Plan Shares credited to the Participant's account may be withdrawn by a Participant by notifying the Bank by telephone or in writing specifying the number of shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be issued to and registered in the name of the Participant. A Participant who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from the account.

               b. WILL DIVIDENDS ON SHARES WITHDRAWN FROM THE PLAN
                  CONTINUE TO BE REINVESTED?

         If the Participant has authorized "Full Dividend Reinvestment," cash dividends with respect to shares withdrawn from a Participant's account will continue to be reinvested. If, however, cash dividends with respect to only part of the shares registered in a Participant's name are being reinvested, the Bank will continue to reinvest dividends on only the number of shares specified by the Participant on the Authorization Card unless a new Authorization Card specifying a different number of shares is delivered.

              c. WILL DIVIDENDS ON A PARTICIPANT'S PLAN SHARES CONTINUE TO BE
                 REINVESTED IF THE PARTICIPANT SELLS OR TRANSFERS THE SHARES OF COMMON STOCK REGISTERED IN HIS NAME?

         Even if a Participant sells or transfers all of the shares of the Common Stock registered in the Participant's name, the Bank will continue to reinvest dividends on the Plan Shares held for the Participant's Plan account until a written request for withdrawal from the Plan is received from the Participant.

TERMINATION OF PARTICIPATION

         13.     HOW AND WHEN MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE
                 PLAN?

         A Participant may terminate participation in the Plan at any time by notice in writing or by telephone to the Bank. Such instructions will be processed as promptly as possible after receipt. If a notice to terminate is received by the Bank on or after the record date for a dividend payment, the Bank, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the terminating Participant. If such dividend is reinvested, the Bank may sell the shares purchased and remit the proceeds to the Participant, less any related service charge and brokerage commission and applicable transfer tax. Any optional cash payments which had been sent to the Bank prior to the request to terminate will be invested unless return of the amount is expressly requested in the request for termination and such request is received at least two business days prior to the Investment Date. Upon termination, a Participant will receive certificates for the full shares of Common Stock credited to the Participant's account. Upon withdrawal of shares from the Plan (whether or not a Participant has requested termination), a Participant may instruct the Bank to sell all or part of such shares. Sale requests may be made in writing or by telephone. For security reasons, telephone transactions will be recorded. Such sale may, but need not be, made by purchase of the stock for the account of other Participants and any such sale shall be deemed to have been made at the then current market price less any related service charge and brokerage commission and applicable transfer tax. Fractional shares credited to a terminating account will be paid by check at the then current market price less any related service charge and brokerage commission and applicable transfer tax. All sale instructions received by the Bank will be processed promptly thereafter (except where deferral is necessary under applicable federal or state laws or regulations).

         After termination, dividends will be paid to the shareholder in cash unless and until the shareholder rejoins the Plan, which a shareholder may do at any time by requesting an Authorization Card from the Bank. See No. 5 above.

RIGHTS OFFERING: STOCK DIVIDENDS OR STOCK SPLITS

         14. a. IF COOPER HAS A RIGHTS OFFERING, HOW WILL THE RIGHTS ON PLAN SHARES BE HANDLED?

         Participation in any rights offering applicable to Common Stock will be based upon shares of Common Stock registered in a Participant's name and any whole Plan Shares credited to such Participant's Plan account.

              b. WHAT HAPPENS IF COOPER ISSUES A DIVIDEND PAYABLE IN STOCK OR
                 DECLARES A STOCK SPLIT?

         Any stock dividends or shares of Common Stock distributed by Cooper as a result of a stock split will apply to Plan Shares and will be credited pro rata to each Participant's account.

VOTING RIGHTS

         15. HOW WILL THE BANK VOTE SHARES CREDITED TO A PARTICIPANT'S ACCOUNT IN THE PLAN AT SHAREHOLDERS' MEETINGS?

         A Participant will receive proxy materials for each meeting of shareholders that will enable the Participant to vote both the shares registered in the Participant's name directly and whole shares credited to the Participant's Plan account. If a Participant elects, he or she may vote his or her shares, including all whole Plan Shares held for the Participant's account under the Plan, in person at the shareholders' meeting. The Bank will not vote the shares held in a Participant's account if voting directions are not received.

INCOME TAX CONSEQUENCES

         16.  a. WHAT ARE THE INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE
                 PLAN?

         Each Participant will be treated for federal income tax purposes as having received, on each dividend payment date, a dividend equal to the full amount of the cash dividends payable on such date with respect to the Participant's shares, even though that amount is not actually received by the Participant in cash, but instead, is applied to the purchase of additional shares of Common Stock for the Participant's account under the Plan. The Participant's basis in those shares will equal the purchase price of the shares on a relevant dividend payment date.

              b. Additionally, when the Bank purchases Common Stock for a Participant's account on the open market with reinvested dividends, a Participant must include in the Participant's gross income for the year the full amount of the cash dividends payable with respect to the Participant's shares plus that portion of any brokerage commissions paid by Cooper which is attributable to the purchase of the Participant's shares. The Participant's basis in the Plan Shares held for his or her account will be equal to the purchase price of the Plan Shares plus allocable brokerage commissions.

              c. In the case of shares purchased in the open market with optional cash payments, Participants must include in gross income their allocable share of any brokerage commissions paid by Cooper. The tax basis of such shares will be the amount of the optional cash payment plus brokerage commissions paid by Cooper, if any.

              d. Dividends for corporate shareholders will be eligible for the dividends-received deduction available under the Internal Revenue Code. The holding period for Plan Shares will begin the day after the date the shares are acquired.

              e. A Participant who receives, upon withdrawal from or termination of the Plan, a cash payment for the sale of Plan Shares held for such Participant's account or for a fractional share then held in his or her account will realize gain or loss measured by the difference between the amount of the cash received and the Participant's basis in such shares or fractional share. Such gain or loss will be capital in character if such shares or fractional share are a capital asset in the hands of the Participant.

              f. Dividends available for reinvestment under the Plan will be reduced by any federal income tax required to be withheld under existing law at the time of the dividend payments. Participants would include in gross income the full dividend amount, including the amount of tax withheld. Amounts withheld will be forwarded to the Internal Revenue Service to be applied against the Participant's federal income tax obligations.

              g. In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, the Bank will apply the net amount of the dividend of such Participants after deduction of taxes to the purchase of shares of Common Stock.

              h. Foreign shareholders who check the "Optional Cash Payments only" box on the Authorization Card will continue to receive cash dividends on shares registered in their names in the same manner as if they were not participating in the Plan. Optional cash payments received from them must be in U.S. dollars and will be invested in the same manner as payments from other Participants.

         THE PRECEDING IS ONLY A SUMMARY OF THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. THE FEDERAL TAX LAWS APPLICABLE TO THE PLAN ARE COMPLEX AND SUBJECT TO CHANGE. PARTICIPANTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE PLAN PRIOR TO FILING THEIR INDIVIDUAL RETURNS.

RESPONSIBILITY OF COOPER AND THE BANK

         17.     WHAT ARE THE RESPONSIBILITIES OF COOPER AND THE BANK UNDER THE
                 PLAN?

         Neither Cooper, nor the Bank as Plan administrator, will be liable for any act done in good faith or for any good faith omission to act, including without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death, the prices at which shares are purchased or sold for the Participant's account, the times when purchases or sales are made, or fluctuations in the market value of Common Stock.

         THE PARTICIPANT SHOULD RECOGNIZE THAT NEITHER COOPER NOR THE BANK CAN PROVIDE ANY ASSURANCE OF A PROFIT OR PROTECTION AGAINST LOSS ON ANY COMMON STOCK PURCHASED UNDER THE PLAN.

SUSPENSION, MODIFICATION OR TERMINATION OF THE PLAN

         18.     MAY THE PLAN BE SUSPENDED, MODIFIED OR TERMINATED?

         While the Plan is intended to continue indefinitely, Cooper reserves the right to suspend or terminate the Plan at any time, including during the period between a dividend record date and the related dividend payment date. It also reserves the right to make modifications to the Plan. Participants will be notified of any such suspension, termination or modification. Cooper and the Bank also reserve the right to terminate any Participant's participation in the Plan at any time.

         Any question of interpretation arising under the Plan will be determined by Cooper and any such determination will be final.

PLAN CORRESPONDENCE

19.      WHO SHOULD BE CONTACTED WITH QUESTIONS ABOUT THE PLAN?

         All correspondence regarding the Plan should be directed to:

                 First Chicago Trust Company of New York
                 Cooper Industries, Inc. Dividend Reinvestment Plan
                 P. O. Box 2598
                 Jersey City, New Jersey 07303-2598

                 Telephone: (201) 324-1225
                 For hearing impaired: (201) 222-4955

                 E-mail at fctc@em.fcnbd.com
                 Internet at http://www.fctc.com

         Be sure to include a reference to the Cooper Industries, Inc. Dividend Reinvestment and Stock Purchase Plan in your correspondence.

                           DESCRIPTION OF SECURITIES

         The authorized capital stock of Cooper consists of 250,000,000 shares of Common Stock, 1,340,750 shares of preferred stock with no par value, 2,821,079 shares of preferred stock par value $1.00 per share and 10,000,000 shares of preferred stock par value $2.00 per share. No shares of preferred stock are currently outstanding. As of March 3, 1997, 112,252,196 shares of Common Stock were outstanding.

COOPER COMMON STOCK

         Each share of Common Stock is entitled to one vote. Subject to rights of holders of any preferred stock, the holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. Upon liquidation, each share of Common Stock would be entitled to an equal share of all of the assets after payment of creditors and the payment of any preferred stock and cumulative unpaid dividends thereon. There are no preemptive rights or redemption rights or redemption, conversion or sinking fund privileges with respect to the Common Stock. Holders of Common Stock are not entitled to cumulative voting in the election of directors. All outstanding shares are, and the shares of Common Stock to be issued upon the conversion of the 7.05% Convertible Subordinated Debentures will be fully paid and nonassessable with no personal liability attached to the ownership thereof.

         Cooper's Code of Regulations provides that directors are to be divided into three classes, each class to consist of three or more directors, elected for terms of three years. In addition, Cooper's Articles of Incorporation contain a fair price provision that requires a higher shareholder vote for certain transactions than would otherwise be required.

         The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York.

                                USE OF PROCEEDS

         Cooper has no basis for estimating either the number of shares of the Common Stock that ultimately will be sold pursuant to the Plan or the prices at which such shares will be sold. However, Cooper proposes to use the net proceeds from any sale under this Prospectus of newly issued Common Stock or from the sale under this Prospectus of the Common Stock in Cooper's treasury for general corporate purposes.

                                 LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby was passed upon by Diane K. Schumacher, Senior Vice President, General Counsel and Secretary, Cooper Industries, Inc. Ms. Schumacher owns shares of Common Stock and is eligible to participate in the Plan.

                                    EXPERTS

         The consolidated financial statements of Cooper incorporated by reference in Cooper's Annual Report on Form 10- K for the fiscal year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated therein and herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

 No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. This
 Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Cooper since the date hereof or that the information herein is correct as of any time since its date.

                   TABLE OF CONTENTS

                                                Page
                                                ----
 Available Information.....................       2

 Documents Incorporated by Reference.......       2

 The Company...............................       3

 The Plan..................................       4

 Description of Securities.................      14

 Use of Proceeds...........................      15

 Legal Matters.............................      15

 Experts...................................      15





                      COOPER
                 INDUSTRIES, INC.


              DIVIDEND REINVESTMENT

                       AND

               STOCK PURCHASE PLAN





                   ------------
                    PROSPECTUS
                   ------------





                  March 31, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

                 Securities and Exchange Commission registration fee...............................   $ 4,063
                 Legal fees and expenses...........................................................     3,000
                 Accounting fees...................................................................     3,500
                 Printing of Registration Statement, Prospectus and related papers.................     3,000
                 Miscellaneous, including Blue Sky.................................................     2,000
                                                                                                      -------
                                                                                                      $15,563
                                                                                                      =======

----------------
* Estimated


ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 1701.13 of the Ohio General Corporation Law contains detailed provisions for indemnification of directors and officers of Ohio corporations against expenses, judgments, fines and settlements in connection with litigation.

         The Registrant's Articles of Incorporation and its Directors' and Officers' Liability Insurance Policy provide for indemnification and insurance, respectively, of the directors and officers of the Registrant against certain liabilities.

         In addition, on February 17, 1987, the Board of Directors authorized the Registrant to enter into indemnification agreements with the directors and certain officers that may be designated from time to time by the Board of Directors. The Board's action was approved by the shareholders at their Annual Meeting on April 28, 1987. The indemnification agreements contain provisions for indemnification against expenses, judgments, fines and settlements in connection with threatened or pending litigation, inquiries or investigations that arise out of the director's or officer's acts or omissions in his or her capacity as a director or officer of the Registrant.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 16.         LIST OF EXHIBITS.

         4.1     -        Twenty-Sixth Amended Articles of Incorporation of
                          Cooper Industries, Inc. (incorporated herein by reference to Exhibit 3 to Cooper Industries, Inc.
                          Quarterly Report on Form 10-Q for the quarter ended
                          September 30, 1996 dated November 12, 1996).

         5.1     -        Opinion of Diane K. Schumacher, Senior Vice
                          President, General Counsel and Secretary, Cooper
                          Industries, Inc., as to the validity of the Common
                          Stock.

         23.1    -        Consent of Ernst & Young LLP, independent auditors.

         23.2    -        Consent of Diane K. Schumacher is included in
                          Exhibit 5.1.

         25.1    -        Powers of Attorney.

         99.1    -        The Plan (incorporated herein by reference to Exhibit
                          28 to Registration Statement No. 33-37875).

ITEM 17.         UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i)     To include any prospectus required by
                          Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (a)(1)(i) and
         (a)(1)(ii) do not apply if the
         information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENT OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON MARCH 31, 1997.

                                COOPER INDUSTRIES, INC.

                                By: /s/ Diane K. Schumacher
                                    --------------------------------------
                                    Diane K. Schumacher
                                    Senior Vice President, General Counsel
                                    and Secretary


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              Signature                              Title                          Date
              ---------                              -----                          ----

 /s/ H. John Riley, Jr.               Director, Chairman of the Board,     March 31, 1997
 ----------------------------------   President and Chief Executive
H. John Riley, Jr                     Officer (Principal Executive
                                      Officer)

 /s/ D. Bradley McWilliams            Senior Vice President, Finance       March 31, 1997
 ----------------------------------   (Principal Financial Officer)
 D. Bradley McWilliams

 /s/ Terry A. Klebe                   Vice President and Controller        March 31, 1997
 ----------------------------------   (Principal Accounting Officer)
 Terry A. Klebe

                 *                    Director                             March 31, 1997
 ----------------------------------
 Warren L. Batts

                  *                   Director                             March 31, 1997
 ----------------------------------
 Clifford J. Grum

                   *                  Director                             March 31, 1997
 ----------------------------------
 Linda A. Hill
                   *                  Director                             March 31, 1997
 ----------------------------------
 Harold S. Hook

                   *                  Director                             March 31, 1997
 ----------------------------------
 Constantine S. Nicandros

                   *                  Director                             March 31, 1997
 ----------------------------------
 Frank A. Olson

                   *                  Director                             March 31, 1997
 ----------------------------------
 John D. Ong
                   *                  Director                             March 31, 1997
 ----------------------------------
 Sir Ralph H. Robbins

                   *                  Director                             March 31, 1997
 ----------------------------------
 A. Thomas Young

 *By  /s/ Diane K. Schumacher                                              March 31, 1997
      ------------------------------
      Diane K. Schumacher
      Attorney-in-fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER
------
4.1      -       Twenty-Sixth Amended Articles of Incorporation of Cooper Industries, Inc. (incorporated herein by reference to Exhibit 3 to Cooper Industries, Inc. Quarterly Report on Form 10-Q for the quarter ended
                 September 30, 1996 dated November 12, 1996).

5.1      -       Opinion of Diane K. Schumacher, Senior Vice President, General Counsel and Secretary, Cooper
                 Industries, Inc.

23.1     -       Consent of Ernst & Young LLP, independent auditors.

23.2     -       Consent of Diane K. Schumacher is included in Exhibit 5.1.

25.1     -       Powers of Attorney.

99.1     -       The Plan (incorporated herein by reference to Exhibit 28 to Registration Statement No. 33-37875).